Exhibit 99.2

Form 4 Supplemental Joint Filer Information

Name:	Path Spirit Limited

Address:	10 Norwich Street London EC4A 1BD United Kingdom

Designated Filer:	Anholt Investments Ltd.

Issuer & Ticker Symbol:	Compass Diversified Holdings (CODI)

Date of Event Requiring Statement:	December 6, 2023

Path Spirit Limited

By:	/s/
Poul Karlshoej, Director